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                                                                     EXHIBIT 5.1


                           [PERKINS COIE LETTERHEAD]

                                 July 25, 2000


Primus Knowledge Solutions, Inc.
1601 Fifth Avenue, Suite 1900
Seattle, WA  98101

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the sale by certain shareholders (the "Selling Shareholders") of Primus Knowledge Solutions, Inc. (the "Company") of up to 2,412,877 shares (the "Shares") of the Company's common stock, $.025 par value per share (the "Common Stock") and in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to the Shares.

     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that upon the happening of the following events:

     (a) the effectiveness of the Registration Statement and any amendments thereto;

     (b) due action by the Selling Shareholders authorizing the sale of the Shares;

     (c) the offering and sale of the Shares as contemplated by the Registration Statement and in accordance with the Selling Shareholder actions authorizing the sale of the Shares; and

     (d) receipt by the Selling Shareholders of the consideration for the Shares, as contemplated by the Registration Statement;

the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm, in the prospectus of the Registration Statement under the heading "Validity of Common Stock." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,


                              /s/ Perkins Coie LLP